                                                                    Exhibit 10.4

                              Employment Agreement
                                       of
                                 James F. Verhey

     This EMPLOYMENT AGREEMENT is made and entered into effective as of January 1, 2002 by and between JAMES F. VERHEY ("Employee") and BUSINESS STAFFING, INC. (the "Company").

                                    Recitals

     A. Employee is currently employed by Kaiser Ventures LLC ("Kaiser") as Executive Vice President-Finance and Chief Financial Officer pursuant to that certain Second Amended and Restated Employment Agreement between Employee and Kaiser Ventures Inc. (now the Company pursuant to a merger by Kaiser Ventures Inc. with and into Kaiser effective November 30, 2001 (the "Merger")) dated effective April 11, 2001 (the "Kaiser Employment Agreement").

     B. As a result of the Merger, Kaiser desires to terminate the employment of Employee effective January 1, 2002, but to lease Employee from the Company to perform services on behalf of Kaiser. Employee is willing to terminate the existing Kaiser Employment Agreement without the collection of severance benefits as provided in the Kaiser Employment Agreement provided that: (i) the Company enters into this Agreement; (ii) Kaiser immediately transfers to the Company all amounts necessary to fund the severance obligations that Kaiser would have had under the Kaiser Employment Agreement and the Company assumes such obligations; (iii) the Company assumes the responsibility for Kaiser's 401(k) Plan, Money Purchase Plan and Supplemental Executive Retirement Plan and Kaiser transfers such retirement plans and related funds to the Company, as applicable; (iv) the Company assumes the responsibility for all payments earned under the Long Term Transaction Incentive Plan and Kaiser funds the payments due under the Long Term Transaction Incentive Plan; and (v) the Company assumes all other benefit and compensation programs of Kaiser applicable to Employee.

     C. The intent of this Agreement is to set forth the terms and conditions of Employee's employment by the Company and his serving as a leased employee to Kaiser.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment, Positions and Duties. The Company hereby employs Employee upon the terms and conditions set forth in this Agreement. Employee acknowledges and agrees that he will be a leased employee only to Kaiser. Employee's positions with Kaiser as a leased employee continue to be Executive Vice President and Chief Financial Officer. In such capacity, Employee shall have the responsibilities and duties normally incident to such positions, including, but not limited to, those duties and responsibilities set forth in Schedule "A" attached hereto and incorporated herein by this reference and such other duties and responsibilities as may be reasonably assigned to him from time-to-time by Kaiser's President or Chief Executive Officer. Employee's business time commitment to the Company and as a leased employee to Kaiser at Kaiser's corporate offices will be an average of six (6) days per month with Employee's work schedule to be coordinated with Kaiser's Chief Executive Officer. There shall be no reduction in Employee's annual base salary or benefits as a result of Employee's reduced time commitment as provided herein. Kaiser and Employee acknowledge the need for flexibility in Employee's work schedule so

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that Employee agrees to adjust his general schedule to give priority to, assist in the preparation for, and attend important meetings for Kaiser or the Company that may occasionally be scheduled at times other than Employee's general work schedule.

     2. Term. Employee's employment under the terms of this Agreement shall commence as of January 1, 2002, and shall continue until terminated as provided herein; provided, however, upon Employee's termination, Employee shall receive the severance compensation provided herein. Notwithstanding the date of this commencement of this Agreement, for purposes of the calculation of benefits or for any other similar purpose, the Company shall credit Employee with the time he was employed by Kaiser or any predecessor of Kaiser.

     3. Base Salary. Except in connection with the payment of any severance as provided herein, Employee's initial annual base salary shall be One Hundred Twenty-Seven Thousand Three Hundred Five Dollars ($127,305) per year.

     Notwithstanding anything contained in this Agreement to the contrary, for the purposes of determining the amount of severance benefits to be paid to Employee for any reason, Employee's base salary shall be deemed to be his base salary while employed by Kaiser Ventures Inc. ("KVI") as of September 30, 1999 (which was $201,825), and not the new initial annual salary provided in this Paragraph 3.

     Prior to the first meeting of the Board of Managers of Kaiser in any calendar year, the Human Relations Committee of the Board will review Employee's salary and report its recommendations for any revision to the full Board of Managers at such meeting. Kaiser will communicate its review to the Company and the Company and Kaiser shall mutually agree as to any adjustments and Employee's annual base compensation.

     4. Bonus Program.

        a. Discontinuance of Annual Performance Bonus. Employee acknowledges that Kaiser has discontinued its historical annual performance bonus program applicable to all executive officers for calendar years beginning in 2001. Employee acknowledges and agrees that any future bonus shall be in the total discretion of the Board of the Managers of the Company, as approved by Kaiser if reimbursement for any such bonus is sought, except for: (i) the Retention Bonus described in Paragraph 4.b.; (ii) any bonus pursuant to the long term Transaction Incentive Plan described in Paragraph 4.c.; and (iii) any bonus described in Paragraph 12.

        b. Retention Bonus. Provided Employee remains in the employ of Kaiser through and including June 30, 2003, the Company shall pay to Employee a bonus ("Retention Bonus") on that date equal to the sum of (i) six months annual base salary (based on Employee's annual base salary in effect on September 30, 1999) plus (ii) an amount equal to 26.9% of the base salary in effect on September 30, 1999 (this is equivalent to six months' average percentage performance bonus while at Kaiser for the five (5) years prior to and including the final annual bonus for the year 2000 paid under the former annual performance bonus program; provided, such amount shall be determined as if Employee's base salary is no less than his base salary in effect at KVI on September 30, 1999).

        c. Long Term Incentive Plan. Employee shall be eligible to receive payments in accordance with the terms of the Long Term Transaction Incentive Plan adopted by Kaiser effective September 19, 2000, to be effective as of June 30, 2000 (the "Long Term Transaction

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Incentive Plan"). The Company has assumed the responsibility for all payments under the Long Term Transaction Incentive Plan and shall pay any amount due Employee under such plan. However, Employee acknowledges that Kaiser has terminated the Long Term Transactions Incentive Plan effective as of January 1, 2002, with regard to future unearned payments and lieu thereof has issued Class C Units to Employee under the terms of the Kaiser Amended and Restated Operating Agreement dated October 7, 2002, as further amended by that certain Amendment to Amended and Restated Operating Agreement dated effective January 15, 2002 (collectively the "Amended Operating Agreement"). Employee understands that Class D Units may be issued to him in the future under the terms of the Amended Operating Agreement.

     5. Options and Other Equity Related Incentives. Employee shall be eligible for the grant of incentive options, non-qualified options and other forms of unit or equity related incentives (collectively "Equity Incentives") from time-to-time in the discretion of the Equity Option Committee of the Board of Managers. The timing, size and amount of any future Equity Incentives will be determined by the Equity Option Committee of Kaiser.

     It is acknowledged and agreed that all stock options granted to Employee by Kaiser or it predecessor prior to the date of this Agreement are fully vested in Employee and all outstanding options have been converted to the right to receive Class A Units in Kaiser.

     6. Other Benefits. Except as otherwise provided herein, Employee will be entitled to participate in all benefits provided by the Company to its employees and to senior executives in accordance with and subject to the Company's polices and procedures as they may exist and change from time-to-time (although the total amount of the benefit may be correspondingly reduced if it is based on annual base salary), including, but not limited to, medical and dental insurance, life insurance, disability insurance, 401(k) savings plan, any pension plan, deferred compensation plan, education and seminar reimbursement, and reimbursement of reasonable expenses for company business. These benefits shall be at least at the same level as provided to Employee at the time of the Merger, include life insurance for the benefit of Employee with a face amount of not less than Employee's annual base salary in effect as of September 30, 1999, except that the Company may self-insure if insurance is not available on a commercially reasonable basis.

     Notwithstanding the foregoing, Employee shall not: (i) accrue vacation time; and (ii) be paid a car allowance. However, these provisions shall not be construed to cause any reduction in the severance compensation and benefits as provided in this Agreement. In addition to paying the normal and reasonable business expenses typically reimbursed in the course of work for the Company, the Company shall pay Employee's reasonable travel expenses to and from the Company's or Kaiser's corporate offices and reasonable hotel expenses while working at Kaiser's or the Company corporate offices. Employee shall pay for all of his personal meals.

     7. Death Benefits. In the event of Employee's death, the Company shall pay to Employee's personal representative or his estate, Employee's salary and benefits through the end of the month in which the death occurred plus a ratable portion of Employee's anticipated bonus for the year through the date of Employee's death plus the compensation and benefits that would be payable to Employee upon termination without cause as provided in Paragraph 12 of this Agreement. The proceeds from any life insurance shall be for the sole benefit of Employee's designated beneficiaries or if there are no designated beneficiaries, Employee's estate. Employee's estate or personal representative shall have at least one (1) year after the date of Employee's death while in the employment of the Company in which to exercise all vested Equity Incentives, unless the terms of an Equity Incentive provides for a longer period of time.

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     8.  Disability Benefits. In the event of the disability of Employee for any reason, the Company shall continue to pay to Employee his salary and benefits less short-term disability payments until long-term disability payments are made to Employee but in no event shall such salary and benefit payments continue for longer than six (6) months from the date of disability. In addition, upon permanent disability, the vesting of all retirement and deferral compensation plans and all outstanding Equity Incentives shall continue to occur for a period of two (2) years after the date of disability in the same manner as if Employee were still employed by the Company and serving as a leased employee during that period.

     9. Deductions. Applicable federal and state income taxes, social security contributions (FICA), Medicare contributions, medical insurance premiums and any other appropriate or customary deductions shall be withheld from any compensation paid to Employee by Kaiser.

     10. Transition Payment. In recognition of the reduction of Employee's time commitment to Kaiser and now the Company as well as his eventual transition from being an employee of the Company, Employee was paid a transition payment of $155,203.50 on January 2, 2002 ("Transition Payment"). This Transition Payment represents an acceleration of the payment of severance in an amount equal to the sum of (i) six months of Employee's annual base salary (based on Employee's annual base salary at KVI in effect as of September 30, 1999); and (ii) an amount equal to 26.9% of the base salary as determined in (i) above.

     11. Constructive Termination. Employee shall be deemed to have been constructively discharged upon the occurrence of any of the following events:

         a. The assignment to Employee of duties materially and adversely inconsistent with Employee's positions at Kaiser as a leased employee as of the effective date of this Agreement. This includes a change in reporting responsibilities, authority including title, or responsibilities; provided, however, a lateral transfer within Kaiser or to an Affiliate shall not be deemed a constructive termination;

         b. Any requirement that Employee permanently relocate to an office more than 50 miles from the then location to which he is assigned as of the effective date of this Agreement; and/or

         c. Any failure to provide Employee with compensation and benefits in the aggregate on terms not materially less favorable than those enjoyed by Employee under this Agreement as of the effective date of the Agreement, or the subsequent taking of any action that would materially reduce any of Employee's compensation and benefits in effect as of the date of the Agreement unless such compensation and benefits are substantially equally reduced for executive officers of the Company as a group (as measured by a percentage) or there is less than a ten percent (10%) reduction in compensation or benefits.

     then, at Employee's option, exercisable within ninety (90) days of the date Employee knew, or should have known exercising reasonable care, of the occurrence of any of the foregoing events and the expiration of any applicable cure period, Employee shall have the right to terminate his employment by written notice to the Company, and on the date of such termination the Company will pay Employee the compensation and benefits described in Paragraph 12 below.

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     12. Compensation Payable Upon Actual or Constructive Termination. In the
event Employee is terminated by the Company as a leased employee for any reason (including a constructive termination) except for death, permanent disability, or for cause, as defined below, the Company shall give Employee ninety (90) days advance written notice of termination and the Company shall pay to Employee only the following compensation and benefits as severance following the expiration of the ninety (90) day period:

         a. if the termination is effective after March 31 of any year, an amount equal to the pro rata portion of the annual performance bonus, if any, that Employee would have been eligible to earn for the year of termination based upon the performance bonus, if one is paid to his peers for the year of termination by action of the Company and Board of Managers of Kaiser action, assuming he would have received a bonus relatively equal to the amount received by his peers;

         b. if not previously paid to Employee, the Retention Bonus due Employee under Paragraph 4 of this Agreement shall be immediately paid to Employee;

         c. any payments that become due Employee under the terms of Kaiser's Long Term Transaction Incentive Plan and distribution, if any, or the Class C and Class D Units shall continue to be made in accordance with their respective terms (which distributions can continue to be made to Employee beyond the date of Employee's termination;

         d. the Company shall continue to provide and pay its portion of all of Employee's health, welfare, insurance and other benefits for a period of twelve
(12) months following the date of termination, including the Company's portion of any retirement and deferred compensation plan such as the Company's 401(k) plan. After such termination, Employee shall be entitled, for a period of three years to exercise his Equity Incentives as to any then vested, including any options vesting within one year of termination as provided in the next sentence, notwithstanding any other applicable provision contained in any option agreement. In addition to the foregoing related to stock options, with respect to any restricted Equity Incentives, Employee shall continue to vest in such securities for a period of one-year following termination. Employee shall also for the three year period in which he is entitled to exercise his vested stock options as provided in this Paragraph 12 receive the benefit of any favorable changes to outstanding Equity Incentives made by the Company, but in all cases Employee's agreements may not be modified without Employee's written consent; and

     Except for payments made pursuant to the Long Term Transaction Incentive Plan or distributions on the Class C and Class D Units, all amounts due Employee shall be payable in one lump sum or, at Employee's option, over such period of time not to exceed twelve (12) months. Employee shall have no duty to seek other employment during this period of time and there shall be no offset for any compensation paid to Employee from any other source. If after termination of Employee's employment, the parties shall negotiate the terms of such consulting agreement which shall be documented in an agreement executed by the parties.

     To illustrate the application of Paragraphs 12.b. Employee was terminated in February 1, 2002, without cause, having already been paid his Transition Payment on January 2, 2002, Employee would receive his Retention Bonus which would amount to six months' salary based upon Employee's base salary in effect on September 30, 1999, plus 26.9% of the greater of Employee's then current annual base salary or the base salary in effect on September 30, 1999. If Employee was terminated on July 1, 2003, without cause, after having been paid his Transition Payment on January 2, 2002, and his Retention Bonus on June 20, 2003, Employee would not be

                                       5

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paid any additional cash compensation as severance as he would have already received his total cash severance compensation package of $310,407 (Transition Payment and Retention Bonus). In both cases, however, Employee would be entitled benefits to be provided to him for twelve (12) months pursuant to Paragraph 12., and any payments that may be due him under the Long Term Transaction Incentive Plan or distributions on Class C and Class D Units pursuant to Paragraph 12c.

     13. Possible Reduction in Certain Benefits.

         a. Except as provided in Paragraph 12(b) below, Employee shall in no circumstances receive "payments in the nature of compensation" from the Company which would result in "excess parachute payments" (as that term is defined in Sections 280G and 4999 of the Internal Revenue Code of 1954, as amended, or any equivalent or analogous term as shall in the future be defined in any law or regulation governing the amount of severance compensation that may be paid without penalty to an officer of a company upon a change in control of the Company). In the event either Employee or the Company shall be advised in writing by his or its counsel that Employee would receive excess parachute payments if all payments under all contacts between Employee and the Company were made, such opinion shall be confidentially disclosed to the other party. If it is mutually determined that such payments would trigger the excess parachute payments provisions, Employee shall receive only such compensation and benefits under his contracts with the Company (not to exceed those permitted without constituting excess parachute payments) which he, in his sole discretion, has designated in written notice to the Company. Employee shall have a minimum of thirty (30) days in which to make such written designation. In the event of a disagreement between the counsel of the respective parties as to whether a payment would result in excess parachute payments, such counsel shall jointly designate an independent tax counsel (whose fees shall be paid by the Company) within 10 days who shall promptly make a conclusive determination of the matter.

         b. Notwithstanding anything else to the contrary, in the event Employee is terminated pursuant to Paragraph 12 above, Employee shall have the right, in his sole discretion, to elect to receive all or any part of the compensation payable to him upon termination (or which would have been due under Paragraph 12 but for a previous election under Paragraph 13(a)) without regard to whether any such amounts may constitute "excess parachute payments." If Employee fails to provide the Company a written designation within thirty (30) days, he shall be presumed to have elected to receive all compensation and benefits due him without regard to whether any such compensation or benefits shall constitute "excess parachute payments."

         c. Nothing in this Paragraph 13 shall be construed or deemed to be a forfeiture of any compensation or benefits that Employee may elect not to accelerate due to any concern about the receipt of "excess parachute payments."

     14. Termination for Cause. If the Company elects to terminate Employee's employment for cause (as defined below Paragraph 15 below), Employee's employment will terminate on the date fixed for termination by the Company and thereafter the Company will not be obligated to pay Employee any additional compensation, other than the compensation due and owing up to the date of termination and as may be required by law. After such termination, Employee shall be entitled, for a period of one hundred and twenty (120) days, to exercise any Equity Incentives that are vested as of the date of termination.

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     15. Definition of "Cause." "Cause" for the purposes of this Agreement shall mean any of the following:

         a. Willful breach by Employee of any provision of this Agreement, provided, however, if the breach is not a material breach, the Company shall give Employee written notice of such breach and Employee shall have thirty (30) days in which to cure such breach. No written notice or cure period shall be required in the event of a willful and material breach of this Agreement by Employee;

         b. Gross negligence or dishonesty in the performance of Employee's duties or responsibilities hereunder;

         c. Engaging in conduct or activities or holding any position that materially conflicts with the interest of, or materially interferes with Employee's duties and responsibilities to the Company, Kaiser or their Affiliates; or

         d. Engaging in conduct which is materially detrimental to the business of the Company, Kaiser or their Affiliates.

     16. Voluntary Termination. Employee's employment by the Company may be terminated at any time upon the parties' mutual written agreement or voluntarily by either party upon ninety (90) days prior written notice to the other. Upon termination of Employee by the Company for any reason (including a constructive termination) except for death, permanent disability or for cause, Employee shall receive the compensation and benefits set forth in Paragraph 12 of this Agreement. In the event of Employee's voluntary termination, the Company shall not be obligated to pay Employee any compensation except as follows: (i) the compensation due and owing as through the date of termination and as may be required by law; (ii) any distributions on the Class A, Class B and Class D Units held by Employee (which distributions can continue to be made to Employee beyond the date of Employee's termination ; and (iii) Employee shall also receive six (6) months (instead of twelve (12) months) of the paid benefits described in Paragraph 12(f). After voluntary termination by Employee, Employee shall be entitled for a period of one hundred twenty (120) days to exercise any Equity Incentives that are vested as of the date of termination.

     17. Confidentiality.

         a. Employee's Obligations. Employee agrees that (a) except as provided in this Agreement Employee shall maintain the confidential nature of any Proprietary Information received or acquired by him, and (b) Employee shall use such Proprietary Information solely for the purpose of meeting his obligations under this Agreement and not in connection with any other business or activity. "Proprietary Information" means all oral, written or recorded information about or related to the Company, Kaiser or any of their Affiliates or its or their technology, assets, liabilities, or business, whether acquired before or after the date hereof, and regardless of the manner in which it is acquired, together with any documents or other materials prepared by Employee which contain or reflect such information. After termination of employment upon demand of the Company, Kaiser, as applicable, Employee agrees to return or destroy any and all materials containing any Proprietary Information.

         b. Company'S Obligations. The Company agrees that it shall maintain and provide information regarding Employee in accordance with generally accepted industry and business practices and that it will seek to require Kaiser to follow the same requirements.

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         c. Limitations on Confidential Obligations and Use Restrictions. The
restrictions in Paragraph 17(a) above do not apply to information which Employee can demonstrate (i) is then in the public domain by acts not attributable to such disclosing party or (ii) is hereafter received on an unrestricted basis by such Employee from a third party source who, to Employee's knowledge after due inquiry, is not and was not bound by confidentiality obligations to the Company, Kaiser or any Affiliate thereof. In addition, Employee, the Company and Kaiser are permitted to disclose any Proprietary Information as necessary in the defense or prosecution of any legal action.

         d. Actions if Disclosure Required. If Employee is required by law to make any disclosure otherwise prohibited hereunder, such party shall use its best efforts to provide the other with prompt prior notice where possible so that (a) the other party (with the reasonable cooperation of the party required to make such disclosure) may seek an appropriate protection order or other remedy and/or (b) the parties can seek in good faith to agree on the appropriate scope and approach to disclosure. If a protective order or other remedy is not obtained, the party required to make such disclosure may furnish only that portion of information protected hereby which it is legally compelled to disclose and shall use its reasonable efforts to obtain confidential treatment for all information so disclosed.

         e. Injunction. Each party agrees that remedies at law may be inadequate to protect against breach of this Paragraph 17, and hereby agrees to the granting of injunctive relief without proof of actual damage.

     18. Arbitration of Disputes. If Employee and the Company cannot resolve a dispute (whether arising in contract or tort or any other legal theory, whether based on federal, state or local statute or common law and regardless of the identities of any other defendants) that in any way relates to or arises out of this Agreement, the termination of Employee's employment relationship with the Company, Kaiser or any Affiliate thereof, (without limiting the generality of any other Paragraph herein), then such dispute shall be settled as follows:

         a. The Company and Employee agree to jointly select a judicial officer who is affiliated with the Judicial Arbitration and Mediation Service, or such other equivalent organization as the Company and Employee may mutually select, to act as the trier of fact and judicial officer in such dispute resolution;

         b. If the Company and Employee are unable to agree upon a particular judicial officer, then the decision shall be made by the chief executive officer of the Judicial Arbitration and Mediation Service, after consulting with Kaiser and Employee;

         c. The Company and Employee shall have the same rights of discovery as if the dispute were being resolved in the Superior Court of the State of California. However, the judicial officer shall, on his own motion, or the request of either Kaiser or Employee, have the authority to extend or reduce the time periods therefore; and,

         d. The judicial officer serving hereunder shall be designated as a referee under the provisions of Title VIII, Chapter 6 of the California Code of Civil Procedure (Sections 638 through 645. 1, inclusive). Payment for the services of the judicial officer and the rights and procedure of appeal, and/or other review of the decision, shall be made as provided in such sections.

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     The judicial officer shall have the right to grant injunctive relief, specific performance and other equitable remedies.

     19. Miscellaneous.

         a. Entire Agreement; Amendments. This Agreement states the entire understanding and agreement between the parties with respect to its subject matter as of the date of this Agreement, and may only be amended by a written instrument duly executed by Employee and the Company and to the extent that it directly impacts Kaiser, the written consent of Kaiser.

         b. Assignment. This Agreement and the rights and obligations of Employee may not be sold, transferred, assigned, pledged or hypothecated by Employee.

         c. Non-Waiver. Failure to insist upon strict compliance with any provision of this Agreement or the waiver of any specific event of non-compliance shall not be deemed to be or operate as a waiver of such provision or any other provision hereof or any other event of non-compliance.

         d. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and, Employee's heirs, successors, and legal or personal representatives.

         e. Headings. The headings throughout this Agreement are for convenience only and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

         f. Context. Whenever required by the context, the singular shall include the plural, the plural the singular, and one gender such other gender as is appropriate.

         g. Notices. All notices, request, demands, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered or sent by certified United States mail, postage prepaid, with return by certified requested, addressed to the parties as follows:

             Business Staffing, Inc.
             3633 E. Inland Empire Blvd., Suite 480
             Ontario, CA  91764
             Attention:  General Counsel

             James F. Verhey
             4221 Big Ranch Road
             Napa, CA  94558

         h. Costs. In any action taken to enforce the provisions of this Agreement, the prevailing party shall be reimbursed all reasonable costs incurred in such legal action including reasonable attorney's fees in such action.

         i. Severability. If any provision or clause of this Agreement, as applied to any party or circumstances shall be adjudged by a court to be invalid or unenforceable, said adjudication shall in no manner effect any other provision of this Agreement, the application of such provision to any other circumstances or the validity or enforceability of this Agreement.

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         j. Definition of Affiliate and Enforceability by Kaiser. The term
"Affiliate" for purposes of this Agreement shall mean any person or entity now or hereafter in control, controlled by or in common control with Kaiser and the Company. It shall also include any direct or indirect subsidiary of such Corporation and any company in which Kaiser has more than a ten percent (10%) ownership interest. The parties agree that Kaiser shall be a third party beneficiary of this Agreement and shall have the right to enforce its terms.

         k. Acknowledgment Regarding ISO's. Employee acknowledges that he is responsible for the tax consequences of all severance compensation he may receive and that certain actions may need to be taken by Employee within limited periods of time to preserve the tax status of any incentive stock options. The Company makes no representation or warranty that any past or future grant of a stock option or Equity Incentives to Employee qualifies as an incentive option.

         l. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the day and year first written above not withstanding the actual date of signature.

"Employee"                                    "Kaiser"
James F. Verhey                               Kaiser Ventures Inc.


/s/ James F. Verhey                           By: /s/ Richard E. Stoddard
------------------------------------              -----------------------
James F. Verhey                                   Richard E. Stoddard
                                                  President

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                      Consent of Human Relations Committee

                                       of

                               Kaiser Ventures LLC

                                       to

                      James F. Verhey Employment Agreement

     The Human Relations Committee of Kaiser Ventures LLC ("Kaiser") hereby consents to the employment agreement between Business Staffing, Inc. (the "Company") and James F. Verhey set forth above and the payment of all sums of Kaiser that may be required to reimburse the Company under the terms of such agreement as provided in the Administrative Services Agreement between the Company and Kaiser dated as of January 1, 2002.

                                            Kaiser Ventures LLC
                                            Human Relations Committee

                                            By:  /s/ Todd G. Cole
                                                 -------------------------------
                                                 Todd G. Cole, Chairman

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                                                                    Exhibit 10.4

                                  Schedule "A"

                                 JAMES F. VERHEY
                    Executive Vice President - Finance & CFO

     This position will report to the President and Chief Executive Officer of Kaiser Ventures LLC. The positions for Kaiser Ventures LLC are to be filled by Business Staffing, Inc. through the services of James F. Verhey.

Responsibilities:

     This position has the responsibility to manage all accounting, finance, tax, and treasury functions for Kaiser and its subsidiaries; to represent Kaiser with all outside entities coming under the purview of corporate finance; to ensure all reporting requirements are met in a satisfactory and timely manner; to assist senior management in analyzing, evaluating and pursuing new business and growth opportunities; to manage Kaiser's annual budget and capital plan processes; to manage Kaiser's financial analysis and modeling function; to manage Kaiser's insurance program; and to monitor all project development activities from the financial perspective. These duties include the following:

     . Assist CEO in analyzing, evaluating and pursuing business and growth opportunities.

     . Oversee investor relations program implementation, shareholder/investor communications.

     .    Oversee implementation of real estate financing strategy.

     .    Manage and oversee financial aspects of SEC compliance.

     . Oversee the treasury and controller functions. Oversee all audit procedures, outside auditors, and report to the Chairman of the Audit Committee.

     . Manage all aspects of the accounting function of Kaiser, employing Generally Accepted Accounting Procedures.

     .    Manage Kaiser's annual budget and capital plan processes.

     .    Manage Kaiser's financial analysis and modeling function.

     .    Manage all tax planning and reporting.

     .    Manage all debt and equity structuring.

     .    Manage all insurance programs.

     . Manage and oversee the Kaiser Eagle Mountain, operations, insuring both smooth functioning of all administrative departments and operations.

     . Monitor all project development activities from the financial perspective.

     .    Participate in major negotiations with third parties.

     . Direct and manage, in coordination with the Executive Vice President and General Counsel, the operations of Kaiser in the absence of the Chief Executive Officer.

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